EXHIBIT 99.1

[Corporate Logo]  BROOKS FIBER PROPERTIES


FOR IMMEDIATE RELEASE

Contact: Waymon R. Tipton
Senior Vice President
(800) 799-8914, ext. 313

                        BROOKS FIBER PROPERTIES ANNOUNCES
                COMPLETION OF $250 MILLION PRIVATE DEBT PLACEMENT

St. Louis, MO (May 30, 1997)--Brooks Fiber Properties, Inc. (Nasdaq/NM:BFPT), a nationwide provider of competitive local telecommunications services, today announced the completion of a $250 million private placement of senior notes. The notes will pay interest semiannually on June 1 and December 1 at a rate of 10% with a final maturity date of June 1, 2007. Goldman, Sachs & Co., Salomon Brothers Inc and Merrill Lynch & Co. acted as placement agents for the transaction which closed May 29, 1997.

         Commenting on the transaction, James C. Allen, Brooks Fiber Properties' chief executive officer, commented, "We are very pleased with the favorable response this offering has received in the marketplace. This financing, in conjunction with a planned bank credit facility currently being discussed with several financial institutions, will fully fund the Company's known capital needs in our current 44 markets."

         Brooks Fiber Properties, Inc., headquartered in St. Louis, Missouri, is a leading full service provider of competitive local telecommunications services in cities across the United States. With networks operational or under construction in 44 U.S. cities, the company provides its customers with advanced and reliable high-capacity voice, video, data and other enhanced telecommunications services.

         You can now receive fax copies of recent Brooks Fiber news releases 24 hours a day by calling 1-888-329-2304 and or visit Brooks Fiber on the Internet at www.Brooks.net






Brooks Fiber Properties, Inc.
425 Woods Mill Road South/Suite 300
Town & Country, Missouri 63017
314 878-1616   Fax 314 878-3211